Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR ANNOUNCES APPOINTMENT OF DAVID L. BUMSTEAD AS DIRECTOR

Denver, Colorado, February 1, 2005: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) is pleased to announce the appointment of David L. Bumstead to the Board of Directors, where he will serve on the audit and compensation committees. Mr. Bumstead worked extensively in the mining industry prior to his retirement, notably as a director and senior executive in corporate development and finance roles within the Noranda group of companies. Mr. Bumstead has previously served on the boards of Atlas Copco Canada Inc., Brenda Mines, Falconbridge Ltd., and Battle Mountain Gold. He brings a broad range of experience relating to capital projects, corporate mergers, acquisitions and divestitures, metal marketing and commodity price risk management to the Golden Star Board.

Mr. Bumstead replaces Lars-Eric Johansson, who stepped down from the board in mid-December. Mr. Johansson, who became Chief Financial Officer of Kinross Gold in mid-2004, had been a director of Golden Star since January 2004. On behalf of the management and the Board, we welcome Mr. Bumstead and thank Mr. Johansson for his service as a director.

COMPANY PROFILE

Golden Star is a Canadian company based in Denver, Colorado with gold exploration, development and operating interests in West Africa and South America. Golden Star’s principal assets are the Bogoso/Prestea and Wassa gold mines in Ghana, West Africa. In addition, the Company has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Africa and in the Guiana Shield of South America. Golden Star has approximately 142 million common shares outstanding.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1 800 553 8436
Peter Bradford, President and CEO	+1 303 894 4613
Allan Marter, Chief Financial Officer	+1 303 894 4631

Golden Star Resources Ltd.	PR05-03 Page 1